[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 25, 2017

XAI Octagon Floating Rate & Alternative Income Term Trust

321 North Clark Street, Suite 2430

Chicago, Illinois 60654

Re:	XAI Octagon Floating Rate & Alternative Income Term Trust —

Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to XAI Octagon Floating Rate & Alternative Income Term Trust, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 9,500,000 shares (the “Shares”) (including shares subject to an over-allotment option) of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Shares”).

This opinion is being furnished to you in accordance with the requirements of sub-paragraph (l) of Item 25 of Part C of Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)        the notification of registration on Form N-8A (File No. 811-23247) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on April 7, 2017;

(ii)        the registration statement on Form N-2 (File Nos. 333-217196 and 811-23247) of the Trust relating to the Shares filed with the Commission on April 7, 2017 under the Securities Act and the 1940 Act, and as amended by Pre-Effective Amendment No. 1 on July 18, 2017, Pre-Effective Amendment No. 2 on August 28, 2017, Pre-Effective Amendment No. 3 on September 1, 2017, and as proposed to be amended by Pre-Effective Amendment No. 4 on the date hereof (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

XAI Octagon Floating Rate & Alternative Income Term Trust

September 25, 2017

(iii)        the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Trust, as issuer, XA Investments LLC, as investment adviser to the Trust, Octagon Credit Investors, LLC, as sub-adviser to the Trust, and the representative of the several Underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement;

(iv)        an executed copy of a certificate of John P. McGarrity, Secretary of the Company, dated the date hereof (the “Secretary Certificate”);

(v)        a copy of the Trust’s Certificate of Trust, as amended through the date hereof, as certified by the Secretary of State of the State of Delaware as of September 25, 2017, and certified pursuant to the Secretary’s Certificate;

(vi)        a copy of the Trust’s Second Amended and Restated Agreement and Declaration of Trust, by the trustees of the Trust, dated July 13, 2017, as amended on August 31, 2017, certified pursuant to the Secretary’s Certificate;

(vii)        a copy of the Trust’s Amended and Restated By-Laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate;

(viii)        certain resolutions of the Board of Trustees of the Trust adopted on May 5, 2017, July 13, 2017 and August 31, 2017 each certified pursuant to the Secretary’s Certificate; and

(ix)        a form of certain resolutions proposed to be adopted by the offering committee established by the Board of Trustees of the Trust relating to the issuance and sale of the Shares (the “Resolutions”), certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

XAI Octagon Floating Rate & Alternative Income Term Trust

September 25, 2017

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Resolutions will be adopted by the Board of Trustees of the Trust in substantially the form reviewed by us. We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us.

We do not express any opinion as to any laws other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), becomes effective under the Securities Act; (ii) the Board of Trustees, including any appropriate committee appointed thereby, has taken all necessary statutory trust action to approve the issuance and sale of the Shares and related matters, including the price per share of the Shares; (iii) the Underwriting Agreement has been duly executed and delivered by the Trust and the other parties thereto; and (iv) the Shares have been duly entered into the share record books of the Trust and delivered to the Underwriters as contemplated by the Underwriting Agreement upon payment of the consideration determined by the Board of Trustees, the Shares, when issued and sold, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

KTH